News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Tom Gelston
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: mbazinet@terex.com	Email: tgelston@terex.com

TEREX CORPORATION ANNOUNCES PRICING OF

$800 MILLION OF SENIOR SUBORDINATED NOTES

WESTPORT, CT, November 7, 2007 – Terex Corporation (NYSE: TEX) today announced that it priced $800,000,000 principal amount of its 8% Senior Subordinated Notes due 2017. This represents an increase of $300 million from the transaction size announced on November 6, 2007. Terex intends to use the net proceeds from the offering to pay down outstanding amounts under its revolving credit facility and for general corporate purposes, including acquisitions, capital expenditures, investments and the repurchase of its outstanding securities.

Terex is offering and selling these Senior Subordinated Notes under the Company's existing effective shelf registration statement filed with the Securities and Exchange Commission in July 2007 and amended on November 6, 2007.

Terex Corporation is a diversified global manufacturer that operates in five business segments: Aerial Work Platforms, Construction, Cranes, Materials Processing & Mining, and Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Copies of the prospectus and prospectus supplement may be obtained by contacting any of the joint book-running managers at:

Credit Suisse Securities (USA) LLC

Prospectus Department

Eleven Madison Avenue

New York, NY 10010

Citi

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, N.Y. 11220

Phone: (718) 765-6732

UBS Investment Bank

Attention: Prospectus Department

299 Park Avenue

New York, New York 10171

Phone: (212) 821-3000

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880